Entergy 639 Loyola Avenue New Orleans, LA 70113
News Release

Date:	April 26, 2012

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports First Quarter Financial Results

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported an as-reported loss of $151.7 million, or 86 cents per share, compared with as-reported earnings of $248.7 million, or $1.38 per share, for first quarter 2011. On an operational basis, Entergy’s first quarter 2012 earnings were $79.0 million, or 44 cents per share, compared with $248.7 million, or $1.38 per share, in first quarter 2011.

	Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
	First Quarter 2012 vs. 2011
	(Per share in U.S. $)
	First Quarter
	2012	2011	Change
As-Reported Earnings	(0.86)	1.38	(2.24)
Less Special Items	(1.30)	-	(1.30)
Operational Earnings	0.44	1.38	(0.94)

                *GAAP refers to United States generally accepted accounting principles.

As-reported results for the current quarter included a non-cash charge arising from an asset impairment taken in accordance with financial accounting rules. The impairment, which contributed $223.5 million, or $1.26 per share, to the quarter’s as-reported loss, is discussed in more detail in the Entergy Wholesale Commodities section of this release.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Operational Earnings Highlights for First Quarter 2012

•	Utility results were lower due primarily to higher income tax expense associated with the write off of a regulatory asset, lower net revenue and higher non-fuel operation and maintenance expense.
•	Entergy Wholesale Commodities earnings decreased due to lower net revenue and higher non-fuel operation and maintenance expense.
•	Parent & Other results declined due to several individually insignificant items.

“While we had a number of tactical and strategic successes during the quarter, financial results were negatively impacted by a number of items,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “We continue to make good progress on our previously announced strategic initiatives related to our transmission business, including our efforts to join MISO, the Midwest Independent Transmission System Operator, Inc. Last week, the Federal Energy Regulatory Commission approved MISO’s cost allocation methodology for transmission projects once Entergy completes its planned integration into MISO. This decision ensures that Entergy’s customers will pay only for transmission projects that benefit them, and widens the pathway to a seamless integration into MISO and an opportunity for customers to realize up to $1.4 billion of projected savings in the first 10 years.

“We’re focused on these major initiatives and all aspects of our business, remaining attentive to safety, operational excellence, risk mitigation, potential growth opportunities and preserving sound creditworthiness.”

Other Business Highlights

•
The U.S. Court of Appeals for the Federal Circuit issued its decision on the appeal of Indian Point 1 and 2’s damages claim for breach of the spent fuel disposal contract. Assuming no more appeals, Entergy Wholesale Commodities could receive funds within the next several months.

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Entergy Reports First Quarter Financial Results

April 26, 2012

•	Entergy successfully executed $4.15 billion of credit facilities for the parent company ($3.5 billion) and four of the Utility operating companies.
•	Entergy Vermont Yankee was named one of the Best Places to Work in Vermont for a third year.
•	Edison Electric Institute honored Entergy with Emergency Recovery and Emergency Assistance awards. This is the 14th consecutive year for Entergy to receive an EEI storm restoration award.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Thursday, April 26, 2012, with access by telephone, (719) 457-2080, confirmation code 4034210. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission. The telephone replay will be available through May 3, 2012 by dialing (719) 457-0820, confirmation code 4034210.

Utility

In first quarter 2012, Utility’s earnings were $62.9 million, or 35 cents per share, on an as- reported basis and $68.7 million, or 38 cents per share, on an operational basis, compared to $164.3 million, or 91 cents per share, on both as-reported and operational bases in first quarter 2011. Earnings for the Utility in the current quarter reflect higher income tax expense, lower net revenue and higher non-fuel operation and maintenance expense.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Higher income tax expense resulted from Entergy recording an adjustment to write off a net regulatory asset for income taxes to align the financial accounting with the actual ratemaking treatment. The adjustment increased income tax expense by approximately $46 million. Entergy Gulf States Louisiana determined that its regulatory asset for income taxes was overstated because there was a difference between the regulatory treatment of income taxes associated with certain items (primarily pension expense) and the financial accounting treatment of those taxes. Electric retail rates were developed using the normalization method of accounting for income taxes, while the financial accounting assumed the flow through method of accounting. As a result, Entergy Gulf States Louisiana had a regulatory asset representing expected future recovery of a portion of income tax expense, while the tax expense was already being collected in rates and would not be recovered in the future.

Utility net revenue was lower than the same quarter last year. The decrease in net revenue was attributable to significantly milder-than-normal weather experienced in the first quarter of 2012 compared to significantly colder-than-normal weather in the same period a year ago. The effect of milder weather was partially offset by weather-adjusted sales growth. The higher non-fuel operation and maintenance expense was driven by increases in compensation and benefit costs (largely post-employment benefits), fossil-related outage costs and the absence of nuclear insurance refunds received in 2011.

Residential sales in first quarter 2012, on a weather-adjusted basis, increased 2.6 percent compared to first quarter 2011. Commercial and governmental sales, on a weather-adjusted basis, increased 2.4 percent quarter over quarter. Industrial sales in the first quarter increased 4.6 percent compared to the same quarter of 2011. Overall retail sales growth on a weather-adjusted basis was 3.3 percent for the quarter. The Louisiana jurisdictions - including the city of New Orleans - recorded the strongest results for residential sales growth. Industrial sales growth was largely due to expansions. This sector saw growth from both large and small industrial customers. Improvements in chemicals were partially offset by declines in refineries and pipelines.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Entergy Wholesale Commodities

Entergy Wholesale Commodities reported a loss of $168.5 million, or 95 cents per share, on an as-reported basis for first quarter 2012, compared to earnings of $122.6 million, or 68 per cents per share, for first quarter 2011. On an operational basis, Entergy Wholesale Commodities earnings were $55.0 million, or 31 cents per share, in first quarter 2012, compared to $122.6 million, or 68 cents per share, in first quarter 2011.

Entergy Wholesale Commodities operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items) was $144 million in the first quarter of 2012, compared to $253 million in the same period a year ago. The decline was largely due to lower net revenue from the nuclear portfolio on lower energy pricing. The average realized revenue per megawatt hour for the nuclear fleet was approximately $50, down 12 percent from $57 in the same period last year. Nuclear generation also declined slightly due primarily to an increase in refueling and other outage days. These net revenue decreases were partially offset by higher net revenue from the Rhode Island State Energy Center, which was acquired in December 2011. Higher non-fuel operation and maintenance expense also contributed to the operational adjusted EBITDA decline driven by higher compensation and benefits expense (largely related to post-employment benefits) and the Rhode Island State Energy Center acquisition.

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Entergy Reports First Quarter Financial Results

April 26, 2012

In addition to the drivers noted above, an asset impairment recorded in the first quarter of the current year contributed to the as-reported decrease. Under generally accepted accounting principles, power plants and other long-lived assets are generally required to be accounted for on a historical cost basis, unless a triggering event occurs which requires an impairment evaluation. In the case of Vermont Yankee, as described in our prior financial statement filings with the U.S. Securities and Exchange Commission, Entergy has performed quarterly impairment evaluations since early 2010, triggered by state actions to shut down the plant early. A number of factors and inputs are used in the Vermont Yankee impairment evaluation, including the status of pending legal and state regulatory matters, as well as assumptions about future revenues and costs of the plant. Under the accounting rules, these inputs are required to be estimated as of the end of each quarterly period. The decline in the overall energy market and forward price of energy at March 31, 2012, which is used as an input in the current accounting analysis, yielded a different impairment result now as compared to earlier quarters, resulting in a pre-tax impairment charge of $356 million, or $1.26 per share after tax. This impairment is classified as a special item and is not included in operational results.

As previously noted, the triggering event and impairment result are unique to Vermont Yankee. This impairment does not reflect a change in Entergy’s point of view of the economic value of the plant assuming continued operation through 2032, nor does it impact the company’s continued commitment to invest to assure safe operations of the plant, which is always the top priority. It also does not reflect a change in Entergy’s point of view on the legal and state regulatory proceedings associated with obtaining certainty on continued operation of Vermont Yankee.

Parent & Other

Parent & Other reported a loss of $46.1 million, or 26 cents per share, on an as-reported basis and $44.6 million, or 25 cents per share, on an operational basis for first quarter 2012. This compares to a loss of $38.2 million, or 21 cents per share, on both as-reported and operational bases in first quarter 2011. Parent & Other’s earnings decrease was due to several individually insignificant items.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.55 to $4.35 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share previously updated on April 19, 2012. The revised guidance ranges reflect:

•	The write-off of a regulatory asset discussed in the Utility results section of this release,
•	Higher pension expense resulting from lower-than-planned pension discount rate and other updated pension assumptions,
•	Lower market energy prices for EWC’s open position,
•	Significant unfavorable weather in the first quarter of 2012, and
•	Opportunities identified to partially offset these challenges.

The revised as-reported guidance range also reflects special items recorded in the current quarter (which totaled $1.30 per share), including the asset impairment on the Vermont Yankee power plant. As-reported earnings guidance for 2012 does not reflect any potential future expenses for the special item to be recorded in connection with the proposed spin-merge of Entergy’s transmission business. As-reported 2012 guidance will be updated throughout the year as these transaction-related expenses are incurred.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.

The current long-term financial outlook for 2010 through 2014 (prepared November 2011), excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:

•	Utility net income: 6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, Entergy Wholesale Commodities is expected to deliver declining operational adjusted EBITDA for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), new environmental legislation and/or enforcement of additional environmental regulations.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Capital deployment:

•
A balanced capital investment / return program:  Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business

Entergy’s Transmission Business Overview

Entergy’s electric transmission business consists of approximately 15,700 miles of interconnected transmission lines at voltages of 69kV and above and associated substations across its utility service territory in the Mid-South. Following the completion of the transaction, ITC will become one of the largest electric transmission companies in the U.S., with over 30,000 miles of transmission lines, spanning from the Great Lakes to the Gulf Coast.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Transaction Overview

Entergy and ITC Boards of Directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business into a subsidiary of ITC. Terms of the transaction agreements include:

•	Entergy will spin off its electric transmission business, or “Transco,” to Entergy’s shareholders in the form of a tax-free spin-off.
•	After the spin-off, the newly formed Transco will merge with a newly-formed subsidiary of ITC.
•	Prior to the merger, ITC expects to effectuate a $700 million recapitalization, currently anticipated to take the form of a one-time special dividend to its shareholders.
•
The merger will result in Entergy shareholders receiving 50.1 percent of the shares of pro forma ITC in exchange for their shares of Transco; existing ITC shareholders will own the remaining 49.9 percent of the combined company.

Entergy expects to receive gross cash proceeds of $1.775 billion from indebtedness that will be incurred in connection with the transaction, and this indebtedness will be assumed by ITC at the close of the merger. Entergy expects to utilize most of the cash proceeds to retire debt associated with the transmission business at its utility operating companies and the balance for debt reduction at the parent, Entergy Corporation.

Closing Conditions and Approvals

The transaction is subject to the satisfaction of customary closing conditions. Primary filings and approvals required are summarized below.

Entergy’s Retail Regulators:

•	Change of control of transmission assets

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Entergy Reports First Quarter Financial Results

April 26, 2012

•	Affiliate transaction approvals related to steps in the spin / merge
•	Authorization to incur debt in some jurisdictions

Federal Energy Regulatory Commission:

•	Change of control of transmission assets (203 filing)
•	Acceptance of jurisdictional agreements (205 filing)
•	Authorization to assume debt / issue securities (204 filings)
•	Changes to System Agreement to remove provisions related to transmission planning and equalization
•	ITC filing to establish new rate tariffs for the ITC operating companies

Hart-Scott-Rodino Act:

•	Pre-merger notification to review potential antitrust and competition issues

Internal Revenue Service:

•	Private letter ruling substantially to the effect that certain requirements for a tax-free treatment of the distribution of Transco are met

Securities and Exchange Commission:

•	ITC Form S-4 and Proxy Statement (including audited Transco financial statements and disclosures), and
•	Transco Registration Statement

ITC Shareholders:

•	Approval required for:
–	Merger,
–	Issuance of shares to ITC shareholders, and

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Entergy Reports First Quarter Financial Results

April 26, 2012

–	Amendment to ITC charter to increase authorized number of shares

Upcoming activities in the second quarter will focus largely on regulatory filings with Entergy’s retail jurisdictions as well as FERC. Initial filings are expected to begin mid-year. Work on other key approvals such as ITC shareholder approval, pre-merger notification under the Hart Scott Rodino Act, and IRS private letter ruling is expected to begin in the second and third quarters of 2012.

Expected Close

Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the required approvals and filings discussed above.

Additional Information and Where to Find It

ITC and Transco will file registration statements with the Securities and Exchange Commission (“SEC”) registering shares of ITC common stock and Transco common units to be issued to Entergy shareholders in connection with the proposed transactions. ITC will also file a proxy statement with the SEC that will be sent to the shareholders of ITC. Entergy shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents, because they contain important information about ITC, Transco and the proposed transactions. ITC shareholders are urged to read the proxy statement and any other relevant documents because they contain important information about Transco and the proposed transactions. The proxy statement, prospectus and/or information statement, and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

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Entergy Reports First Quarter Financial Results

April 26, 2012

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated April 26, 2012, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings, and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business into a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2012 vs. 2011
	First Quarter
	2012	2011	Change
As-Reported
Utility	0.35	0.91	(0.56)
Entergy Wholesale Commodities	(0.95)	0.68	(1.63)
Parent & Other	(0.26)	(0.21)	(0.05)
Consolidated As-Reported Earnings	(0.86)	1.38	(2.24)

Less Special Items
Utility	(0.03)	-	(0.03)
Entergy Wholesale Commodities	(1.26)	-	(1.26)
Parent & Other	(0.01)	-	(0.01)
Consolidated Special Items	(1.30)	-	(1.30)

Operational
Utility	0.38	0.91	(0.53)
Entergy Wholesale Commodities	0.31	0.68	(0.37)
Parent & Other	(0.25)	(0.21)	(0.04)
Consolidated Operational Earnings	0.44	1.38	(0.94)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP Operational Adjusted EBITDA.

Appendix B: Reconciliation of Entergy Wholesale Commodities GAAP Net Income to Non-GAAP Operational Adjusted EBITDA
First Quarter 2012 vs. 2011
($ in millions)
	First Quarter
	2012	2011	Change
Net Income	(169)	123	(292)
Add back: interest expense	7	5	2
Add back: income tax expense	(90)	85	(175)
Add back: depreciation and amortization	51	43	8
Subtract: interest and investment income	41	31	10
Add back: decommissioning expense	30	28	2
Adjusted EBITDA	(212)	253	(465)
Add back: special item for asset impairment	356	-	356
Operational Adjusted EBITDA	144	253	(109)

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Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$1,784,841	$1,865,899
Natural gas	46,008	71,123
Competitive businesses	552,810	604,186
Total	2,383,659	2,541,208
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	538,837	507,693
Purchased power	284,966	362,618
Nuclear refueling outage expenses	63,884	63,985
Asset impairment	355,524	-
Other operation and maintenance	721,635	655,748
Decommissioning	57,903	55,265
Taxes other than income taxes	137,170	125,234
Depreciation and amortization	280,215	264,885
Other regulatory charges (credits) – net	382	(5,111)
Total	2,440,516	2,030,317
Operating Income (Loss)	(56,857)	510,891
Other Income (Deductions):
Allowance for equity funds used during construction	24,307	17,289
Interest and investment income	40,992	26,747
Miscellaneous – net	(17,990)	(9,399)
Total	47,309	34,637
Interest Expense:
Interest expense	146,745	136,134
Allowance for borrowed funds used during construction	(9,391)	(8,534)
Total	137,354	127,600
Income (Loss) Before Income Taxes	(146,902)	417,928
Income Taxes	(162)	164,250
Consolidated Net Income (Loss)	(146,740)	253,678
Preferred Dividend Requirements of Subsidiaries	4,943	5,015
Net Income (Loss) Attributable to Entergy Corporation	$(151,683)	$248,663

Earnings (Loss) Per Average Common Share
Basic	$(0.86)	$1.39
Diluted	$(0.86)	$1.38

Average Number of Common Shares Outstanding – Basic	176,865,363	178,834,342
Average Number of Common Shares Outstanding – Diluted	177,388,045	180,083,830

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,760	9,042	(14.2)	2.6
Commercial	6,414	6,450	(0.6)	2.7
Governmental	578	582	(0.7)	(1.0)
Industrial	9,958	9,516	4.6	4.6
Total to Ultimate Customers	24,710	25,590	(3.4)	3.3
Wholesale	732	947	(22.7)
Total Sales	25,442	26,537	(4.1)

March 31

	2012	2011	% Change
Electric Customers (End of period):
Residential	2,373,715	2,362,024	0.5
Commercial	338,086	335,419	0.8
Governmental	16,589	16,302	1.8
Industrial	38,314	38,887	(1.5)
Total Ultimate Customers	2,766,704	2,752,632	0.5
Wholesale	32	28	14.3
Total Customers	2,766,736	2,752,660	0.5